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                                                                     Exhibit 5.1

                     [LETTERHEAD OF O'MELVENY & MYERS LLP]



March 25, 2002

Amerigon Incorporated
5462  Irwindale Avenue
Irwindale, California 91706


Re: Registration of Securities of Amerigon Incorporated on Form S-3

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 ("Registration Statement") to be filed by Amerigon Incorporated (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of (i) 6,253,970 shares of the Company's common stock, no par value (the "Common Shares"), and (ii) 3,903,077 shares of the Company's common stock, no par value, that are issuable upon exercise of common stock purchase warrants (the "Warrant Shares"). We are familiar with the proceedings taken by the Company in connection with the authorization and issuance and sale of the shares.

          It is our opinion that the issuance and sale of the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and the Common Shares are validly issued, fully paid and non-assessable.

          It is further our opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the exercise price for and delivery of the Warrant Shares in accordance with the common stock purchase warrants and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the common stock, the Warrant Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

     Respectfully submitted,
     /s/ O'Melveny & Myers LLP